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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 25, 2010 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2009.

The Company reported net income of $21,000 for the three months ended December 31, 2009, compared to a net loss of $3.9 million for the three months ended December 31, 2008.  Net income increased $3.9 million due to lower provisions for loan loss during the three months ended December 31, 2009 compared with the prior year period.

The basic and diluted earnings per share were $0.004 for the three months ended December 31, 2009. The basic loss per share for the three months ended December 31, 2008 was $0.67.

“Our first quarter results signal continued positive trends for Magyar, including the stabilization of our loan portfolio and a significant increase in our net interest margin,” stated John Fitzgerald, Acting President and Chief Executive Officer.  “Excluding one-time items, earnings for the Company were $537,000 for the quarter, or $0.09 per share, and we anticipate this momentum will continue into our second quarter.”

Results from Operations

Net income increased $3.9 million during the three-month period ended December 31, 2009 compared with the three-month period ended December 31, 2008 due to a lower provision for loan losses, which decreased $3.6 million to $400,000 during the three months ended December 31, 2008 from $4.0 million for the three months ended December 31, 2008. The decrease in provision for loan losses was due to a stabilization in the level of non-performing loans and a decreased level of loan charge-offs during the three-month period ended December 31, 2009 as compared with the three-month period ended December 31, 2008.

The net interest margin increased by 35 basis points to 3.11% for the quarter ended December 31, 2009 compared to 2.76% for the quarter ended December 31, 2008. The yield on interest-earning assets fell 36 basis points to 5.06% for the three months ended December 31, 2009 from 5.42% for the three months ended December 31, 2008 primarily due to the lower rate environment and higher levels of non-performing loans. However, the cost of interest-bearing liabilities fell 71 basis points to 2.12% for the three months ended December 31, 2009 from 2.83% for the three months ended December 31, 2008. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest income increased $612,000, or 18.0%, to $4.0 million during the quarter ended December 31, 2009 from $3.4 million during the quarter ended December 31, 2008.

Interest and dividend income decreased $94,000, or 1.4%, to $6.55 million for the three months ended December 31, 2009 from $6.65 million for the three months ended December 31, 2008. An increase in average interest-earning assets of $25.9 million, or 5.3%, was more than offset by a decrease in the yield on such assets of 36 basis points to 5.06% for the quarter ended December 31, 2009 compared with the prior year period. Interest expense decreased $706,000, or 21.7%, to $2.55 million for the three months ended December 31, 2009 from $3.25 million for the three months ended December 31, 2008. While the average balance of interest-bearing liabilities increased $18.4 million, or 4.0%, between the two periods, the cost on such liabilities fell 71 basis points to 2.12% for the quarter ended December 31, 2009 compared with the prior year period.

The provision for loan losses was $400,000 for the three months ended December 31, 2009 compared to $4.0 million for the three months ended December 31, 2008. Net charge-offs were $388,000 for the three months ended December 31, 2009 compared to $987,000 for the three months ended December 31, 2008.

The loan charge-offs during the three months ended December 31, 2009 resulted from the receipt of deeds-in-lieu of foreclosure on real estate securing two construction loans that had total carrying values of $3.6 million at September 30, 2009. One construction loan was secured by a substantially completed 24-unit condominium project in Newark, NJ. The loan had been written down to its net fair at September 30, 2009 and was transferred in the current quarter to other real estate owned at its carrying value. The second construction loan was secured by eight residential lots in Newark, NJ, two of which had partially completed homes. The loan was written down $388,000 to the appraised value of real estate collateral, net of acquisition costs, during the three months ended December 31, 2009 and was transferred to other real estate owned at a value of $568,000. At December 31, 2009, the Bank was in the process of negotiating a contract of sale on one of the lots with a partially completed home.

Non-interest income increased $199,000, or 63.0%, to $515,000 during the three months ended December 31, 2009 compared to $316,000 for the three months ended December 31, 2008. The increase was attributable to $79,000 in gains on the sales of available-for-sale investment securities, $76,000 in gains on the sale of 1-4 family residential mortgage loans, and a $44,000 increase in service charges and other income in the current year period. The Company has been opportunistic with its sales of available-for-sale investment securities and fixed-rate residential mortgage loans given current levels of market interest rates.

During the three months ended December 31, 2009, non-interest expenses increased $874,000 to $4.4 million from $3.6 million for the three months ended December 31, 2008. Compensation and benefit expenses increased $691,000 during the three months ended December 31, 2009 primarily due to the resignation of the Company’s President and CEO, Elizabeth Hance, which resulted in a one-time charge of $852,000. This one-time charge was partially offset by a $161,000 reduction in compensation and benefit expenses from the same period one year earlier, which resulted from targeted expense reductions that included staff and benefit reductions in calendar year 2009.

FDIC insurance premiums increased $188,000, or 238.0%, to $267,000 for the three months ended December 31, 2009 from $79,000 for the three months ended December 31, 2008. The FDIC has increased its assessment for all FDIC-insured institutions to replenish its Deposit Insurance Fund (DIF), which has been depleted by mounting bank failures over the past 12 months.

The Company recorded a tax benefit of $323,000 for the three months ended December 31, 2009, compared to a tax expense of $19,000 for the three months ended December 31, 2008. The current period benefit resulted from a change in the tax laws that allow the Company to carry back its 2008 losses to reduce taxable income for the past five years (previously two years) and obtain a refund of taxes already paid. Since the Company’s deferred tax asset, which included its net operating loss carry forward, was fully reserved against by a valuation allowance at September 30, 2009, the anticipated $325,000 refund of prior taxes paid was recorded as a receivable on the balance sheet and a prior period tax benefit on the income statement for the three months ended December 31, 2009.

Excluding the above-described one-time charges totaling $852,000 related to the resignation of the Company’s President and CEO and the one-time tax benefit totaling $336,000 due to changes in the net operating loss carry back provisions of the tax law, earnings for the Company would have been $537,000 for the three months ended December 31, 2009, or $.09 per share.

Balance Sheet Comparison

Total assets decreased $7.4 million, or 1.3%, to $557.8 million during the three months ended December 31, 2009. The quarterly decrease resulted from lower balances of cash and investment securities, which decreased $4.0 million and $6.5 million, respectively, partially offset by an increase in other assets.

Cash and cash equivalents decreased $4.0 million to $3.9 million at December 31, 2009 from $7.9 million at September 30, 2009. The decrease was the result primarily of a decrease in certificates of deposit.

Investment securities decreased $6.4 million to $67.6 million at December 31, 2009 from $74.0 million at September 30, 2009. Proceeds from investment calls and principal repayments totaling $6.0 million and sales of $3.3 million in mortgage-backed securities during the three months ended December 31, 2009 exceeded purchases totaling $3.1 million during the quarter.

Total loans receivable decreased $4.2 million during the three months ended December 31, 2009 to $440.6 million and were comprised of $171.2 million (38.8%) one-to-four family residential mortgage loans, $103.8 million (23.6%) commercial real estate loans, $88.5 million (20.1%) construction loans, $37.6 million (8.5%) commercial business loans, $23.6 million (5.4%) home equity lines of credit and $15.9 million (3.6%) other loans. Contraction of the portfolio during the quarter ended December 31, 2009 occurred primarily in construction loans, which decreased $4.7 million, followed by $1.9 million in commercial real estate loans and $1.3 million in one-to-four family residential mortgage loans. Other loans, which are primarily stock-secured loans, increased $2.4 million and home equity lines of credit increased $1.1 million during the quarter.

Total non-performing loans decreased by $3.2 million to $30.3 million at December 31, 2009 from $33.5 million at September 30, 2009. The ratio of non-performing loans to total loans was 6.9% at December 31, 2009 compared to 7.5% at September 30, 2009.

Included in the non-performing loan totals were twelve construction loans totaling $16.2 million, ten commercial loans totaling $8.6 million, and nine residential mortgage loans totaling $5.5 million. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses remained unchanged during the quarter ended December 31, 2009 at $5.8 million. The allowance for loan losses as a percentage of non-performing loans was 19.2% at December 31, 2009 compared with 17.3% at September 30, 2009. At December 31, 2009, the Company’s allowance for loan losses as a percentage of total loans was 1.32% compared with 1.31% at September 30, 2009. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment. At December 31, 2009, to the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded.

Other real estate owned increased $3.4 million to $9.0 million during the three months ended December 31, 2009 from $5.6 million at September 30, 2009. The increase was the result of the Bank’s acceptance of deeds-in-lieu of foreclosure on collateral securing two construction loans and one commercial real estate loan. The Bank is determining the proper course of action for its other real estate owned which may include holding the properties until the real estate market rebounds, selling the properties to a developer and completing partially completed homes for either rental or sale.

Other assets increased $3.9 million to $5.6 million at December 31, 2009 from $1.7 million at September 30, 2009. The increase was due to the prepayment of three years’ FDIC insurance assessments during the three months ended December 31, 2009. The FDIC opted to collect future payments from all insured institutions in order to replenish the Deposit Insurance Fund. The Company’s prepayment totaled $3.8 million and was recorded as a prepaid asset at December 31, 2009.

Total deposits decreased $6.7 million, or 1.5%, to $441.8 million during the three months ended December 31, 2009. The outflow in deposits occurred in certificates of deposit (including individual retirement accounts), which decreased $12.3 million to $208.1 million, and non-interest checking accounts, which decreased $2.2 million, or 6.3%, to $33.0 million. Partially offsetting these decreases were a $4.6 million increase in interest-bearing checking account balances, a $2.5 million increase in savings account balances, and a $717,000 increase in money market account balances. The Company’s improved net interest margin in the first quarter was largely a result of the managed outflow of higher-rate certificates of deposit.

Included with the total deposits at December 31, 2009 were $12.3 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $25.4 million in brokered certificates of deposit. At September 30, 2009, CDARS balances were $12.0 million and brokered certificates of deposit balances were $15.9 million.

During the three months ended December 31, 2009, the Company did not repurchase any shares. Through December 31, 2009, the Company had repurchased 66,970 shares at an average price of $9.39 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,767,434.

The Company’s book value per share decreased to $6.91 at December 31, 2009 from $6.94 at September 30, 2009. The decrease was the result of changes in the Company’s accumulated other comprehensive loss between the two periods.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2009	2008
	(Unaudited)
Income Statement Data:
Interest and dividend income	$6,554	$6,648
Interest expense	2,546	3,252
Net interest and dividend income	4,008	3,396
Provision for loan losses	400	4,002
Net interest and dividend income after
provision for loan losses	3,608	(606)
Non-interest income	515	316
Non-interest expense	4,425	3,551
Income (loss) before income tax expense	(302)	(3,841)
Income tax expense (benefit)	(323)	19
Net income (loss)	$21	$(3,860)

Per Share Data:
Basic earnings (loss) per share	$0.004	$(0.67)
Diluted earnings (loss) per share	$0.004	N/A
Book value per share, at period end	$6.91	$7.44

Selected Ratios (annualized):
Return on average assets	0.02%	-2.90%
Return on average equity	0.21%	-36.88%
Net interest margin	3.11%	2.76%

MAGYAR BANCORP, INC. AND SUBSIDIARY
for the Three Months Ended December 31, 2009
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31, 2009
	GAAP	Non-GAAP (1)
	(Unaudited)
Income Statement Data:
Interest and dividend income	$6,554	$6,554
Interest expense	2,546	2,546
Net interest and dividend income	4,008	4,008
Provision for loan losses	400	400
Net interest and dividend income after
provision for loan losses	3,608	3,608
Non-interest income	515	515
Non-interest expense	4,425	3,573
Income (loss) before income tax expense	(302)	550
Income tax expense (benefit)	(323)	13
Net income	$21	$537

Per Share Data:
Basic earnings per share	$0.004	$0.09
Diluted earnings per share	$0.004	$0.09

Selected Ratios (annualized):
Return on average assets	0.02%	0.39%
Return on average equity	0.21%	5.37%

(1)
The non-GAAP financial data in the table above excludes the one-time charges totaling $852,000 related to the resignation of the Company’s President and CEO and the one-time tax benefit totaling $336,000 due to changes in the net operating loss carry back provisions of the tax law.

	At 2009
	December 31,	September 30,
Balance Sheet Data:
Assets	$557,769	$565,207
Loans receivable	440,630	444,804
Allowance for loan losses	5,819	5,807
Investment securities - available for sale, at fair value	13,836	18,083
Investment securities - held to maturity, at cost	53,724	55,951
Deposits	441,808	448,517
Borrowings	69,854	70,127
Shareholders' Equity	39,835	40,027

Asset Quality Data:
Non-performing loans	$30,270	$33,484
REO property	8,976	5,562
Allowance for loan losses to non-performing loans	19.22%	17.34%
Allowance for loan losses to total loans receivable	1.32%	1.31%
Non-performing loans to total loans receivable	6.87%	7.53%
Non-performing assets to total assets	7.04%	6.91%
Non-performing assets to total equity	98.52%	97.55%